The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated November 24, 2010

Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$[—] Notes due [—] Linked to the Performance of the Brazil Interbank Deposit Rate Annualized and the USDBRL Exchange Rate Global Medium-Term Notes, Series A

Key Terms:	Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date[1]:	December 3, 2010

Issue Date[1]:	December 8, 2010

Final Valuation Date: [2]	Three (3) Scheduled Trading Days prior to the Maturity Date.

Maturity Date [2]:	The Maturity Date will be determined on or before the Initial Valuation Date and will result in a term of the Notes equal to or greater than 2.75 years and less than or equal to 4 years.

Denominations:	Minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.

Brazil Interbank Deposit Rate Annualized[3] :	The Brazil Interbank Deposit Rate Annualized (the “CDI”), means, in respect of each CDI Reset Date, the Brazil Interbank Deposit Rate Annualized, known as the average (“Media”) of the DI-OVER-Extra-Grupo, as published by the Central de Custodia e Liquidacao Financeira de Titulos (“CETIP”), on the first Local Business Day following such CDI Reset Date.

USBRL Currency Exchange Rate[4]:	The USDBRL currency exchange rate on any given day, including the Initial Valuation Date and the Valuation Dates, will be determined by the Calculation Agent as the USDBRL “ask” price reported on Bloomberg Page BZFXPTAX at approximately 6:00 p.m., Sao Paulo time, on the relevant date.

Payment at Maturity:

An amount in U.S. dollars equal to (a) your principal amount multiplied by (b) (i) the USDBRL Currency Exchange Rate on the Initial Valuation Date, divided (ii) by the USDBRL Currency Exchange Rate on the Final Valuation Date, calculated as follows per $1,000 principal amount Note:

The Notes are not principal protected, even if held to maturity. If the Brazilian real declines in value relative to the U.S. dollar over the term of the Notes, you may lose some or all of your initial investment. All payments are subject to issuer credit risk and are not guaranteed by any third party.

USDBRLInitial	The USDBRL Currency Exchange Rate on the Initial Valuation Date

USDBRLFinal	The USDBRL Currency Exchange Rate on the Final Valuation Date

USDBRLValuationDate	The USDBRL Currency Exchange Rate on the related Valuation Date

Interest Amount:

On each Interest Payment Date, you will receive a compounded interest amount in U.S. dollars equal to the (a) product of (i) principal amount of your Notes, (ii) the USDBRL Currency Exchange Rate on the Initial Valuation Date , (iii) the Participation Rate and (iv) the product of the compounded CDI values on each CDI Reset Date during the related Interest Period divided (b) by the USDBRL Currency Exchange Rate on the related Valuation Date, calculated as follows per $1,000 principal amount Note:

Where,

CDIi = the Brazil Interbank Deposit Rate Annualized;

i = the series of whole numbers from 1 to n, representing each CDI Reset Date in chronological order from the first CDI Reset Date in each Interest Period;

n = the number of Local Business Days in each Interest Period.

CDI and USDBRL Currency Exchange Rate may fluctuate daily and if either the CDI declines and/or the Brazilian real declines in value relative to the U.S. dollar, the amount of interest payable on an Interest Payment Date will be negatively affected.

Participation Rate:	67%

CDI Cut Off:	For any Interest Period, CDI for any day from and including the 3rd Scheduled Trading Day prior to the related Interest Payment Date will equal CDI observed on such 3rd Scheduled Trading Day prior to that Interest Payment Date.

Interest Payment Dates:	Quarterly, on the 8th of each March, June, September and December during the term of the Notes, commencing on March 8, 2011, subject to the Following Business Day Convention. The Maturity Date will be the final Interest Payment Date.

Valuation Dates:[5]	Three (3) Scheduled Trading Days prior to each related Interest Payment Date.

Interest Period:	The initial Interest Period will begin on, and include, the Issue Date and end on, but exclude, the first Interest Payment Date. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the immediately preceding Interest Period and end on, but exclude, the next following Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date.

CDI Reset Dates:	Each Local Business Day in any Interest Period.

Interest Reset Dates:	Quarterly, on the 8th of each March, June, September and December during the term of the Notes, commencing on the Issue Date.

Local Business Day:	Each day that is a Scheduled Trading Day in Rio de Janeiro, Brasilia and Sao Paulo.

Scheduled Trading Day:	A day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in the New York, Rio de Janeiro, Brasilia and Sao Paulo

Business Days:	Local Business Day, New York and London

Business Day Convention:	Following, unadjusted.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PS31/US06740PS310

[1]

Expected. In the event we make any change to the expected Initial Valuation Date and Issue Date, the Valuation Dates and Maturity Date will be changed so that the stated term of the Notes remains the same.

[2]

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

[3]

CDI for any CDI Reset Date may be viewed at http://www.cetip.com.br/. If for any CDI Reset Date CDI is not published by CETIP on the first Local Business Day following such CDI Reset Date, then CDI for such CDI Reset Date will be determined by reference to the overnight deposit rate published by the Bolsa de Mercadorias & Futuros (“BM&F”) for such CDI Reset Date and reported at www.bmf.com.br/portal/pages/boletim1/bd_manual/indicadoresFinanceiros1.asp. If for any reason CDI for such CDI Reset Date cannot be determined through the BM&F, then CDI in respect of the relevant CDI Reset Date shall be determined through a CDI Industry Survey conducted by the Calculation Agent, as further described herein.

[4]

For a description of adjustments that may affect the USDBRL Currency Exchange Rate, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” in the prospectus supplement.

[5]

In the event of an Unscheduled Holiday, adjustment shall be made in accordance with the Business Day Convention. “Unscheduled Holiday” shall mean that a day is not a Scheduled Trading Day and the market was not aware of such fact (by means of a public announcement or by reference to other publicly available information) until a time later than 9:00 a.m. local time in the principal financial center of the relevant currency two Scheduled Trading Days prior to such Valuation Date.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100.00%	[—]%	[—]%
Total	$[—]	$[—]	$[—]

‡

Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

SCENARIO ANALYSIS AND HYPOTHETICAL EXAMPLES

The effective per annum interest rate payable on the Notes on each Interest Payment Date will be a floating rate calculated as described under Interest Amount above. The following describes the process by which the Interest Amount is determined for a particular Interest Period.

Step 1: Determine the product of compounded CDI on each CDI Reset Date during the related Interest Period.

The product of compounded CDI on each CDI Reset Date during an Interest Period (the “Compounded Overnight CDI Value”) will be determined by the Calculation Agent on the Valuation Date preceding the related Interest Payment Date. For any Interest Period, CDI for any day from and including the 3rd Scheduled Trading Day prior to the related Interest Payment Date will equal CDI observed on such 3rd Scheduled Trading Day prior to that Interest Payment Date. The Compounded Overnight CDI Value will be reset to zero on the first day of each Interest Period, and will be calculated as follows:

Step 2: Determine the USDBRL Currency Exchange Rate on the related Valuation Date.

For each Interest Period, the Calculation Agent will determine the value of the USDBRL Currency Exchange Rate on the Valuation Date (USDBRLValuationDate) preceding the related Interest Payment Date.

PPS-2

Step 3: Calculate the Interest Amount.

For each Interest Period, once the Calculation Agent has determined the Compounded Overnight CDI Value and the USDBRLValuationDate, the Calculation Agent will then calculate the Interest Amount, per $1,000 principal amount, by dividing the product of (a) $1,000 times the USDBRL Currency Exchange Rate on the Initial Valuation Date times the Participation Rate of 67% times the Compounded Overnight CDI Value for that interest Period, by (b) the USDBRLValuationDate.

The following examples illustrate how the Interest Amounts would be calculated for a given Interest Period. The scenario analysis, tables, and hypothetical examples set forth below are provided for illustration purposes only. The examples are hypothetical and do not purport to be representative of every possible scenario concerning increases or decreases in CDI or the USDBRL Currency Exchange Rate over the term of the Notes. The scenario analysis, tables, and hypothetical examples below assume (i) the USDBRL Currency Exchange Rate on the Initial Valuation Date is 1.7360 (the actual USDBRLInitial will be determined on the Initial Valuation Date); (ii) the Participation Rate is equal to 67%; (iii) a series of values of the USDBRL Currency Exchange Rate on the related Valuation Date; and (iv) a series of Compounded Overnight CDI Values. These values and assumptions have been chosen arbitrarily for the purpose of these examples, and should not be taken as indicative of any future CDI values or USDBRL Currency Exchange Rate. Numbers in the table have been rounded for ease of analysis.

USDBRL Currency Exchange Rate on Valuation Date	Compounded Overnight CDI Values	Interest Amount on related Interest Payment Date (USD)[1]
1.3888	1.54%	$12.88
1.5624	1.54%	$11.45
1.6492	1.54%	$10.85
1.7360	1.54%	$10.30
1.8228	1.54%	$9.81
1.9096	1.54%	$9.37
2.6040	1.54%	$6.87
1.3888	2.04%	$17.05
1.5624	2.04%	$15.16
1.6492	2.04%	$14.36
1.7360	2.04%	$13.64
1.8228	2.04%	$12.99
1.9096	2.04%	$12.40
2.6040	2.04%	$9.09
1.3888	2.68%	$22.47
1.5624	2.68%	$19.98
1.6492	2.68%	$18.93
1.7360	2.68%	$17.98
1.8228	2.68%	$17.12
1.9096	2.68%	$16.35
2.6040	2.68%	$11.99
1.3888	2.89%	$24.22
1.5624	2.89%	$21.53
1.6492	2.89%	$20.40
1.7360	2.89%	$19.38
1.8228	2.89%	$18.45
1.9096	2.89%	$17.61
2.6040	2.89%	$12.92

[1]

For each $1,000 principal amount Note, the Interest Amount is equal to (a) the product of (i) $1,000, (ii) the USDBRL Currency Exchange Rate on the Initial Valuation Date , (iii) the Participation Rate and (iv) the product of the compounded CDI values on each CDI Reset Date during the related Interest Period divided (b) by the USDBRL Currency Exchange Rate on the related Valuation Date

PPS-3

The following table illustrates the hypothetical Payment at Maturity amount and the resulting return on the principal amount of the Notes at maturity. The scenario analysis, tables, and hypothetical examples below assume (i) the USDBRL Currency Exchange Rate on the Initial Valuation Date is 1.7360 (the actual USDBRLInitial will be determined on the Initial Valuation Date); and (ii) a series of values of the USDBRL Currency Exchange Rate on the Final Valuation Date. These values and assumptions have been chosen arbitrarily for the purpose of these examples, and should not be taken as indicative of any future USDBRL Currency Exchange Rate. Numbers in the table have been rounded for ease of analysis.

USDBRL Currency Exchange Rate on Final Valuation Date	Payment at Maturity (USD)[1]	Return on Principal Amount[2]
1.0850	$1,600	60.00%
1.1573	$1,500	50.00%
1.2400	$1,400	40.00%
1.3354	$1,300	30.00%
1.4467	$1,200	20.00%
1.5782	$1,100	10.00%
1.6533	$1,050	5.00%
1.7360	$1,000	0.00%
1.8274	$950	-5.00%
1.9289	$900	-10.00%
2.1700	$800	-20.00%
2.4800	$700	-30.00%
2.8933	$600	-40.00%
3.4720	$500	-50.00%
4.3400	$400	-60.00%
5.7867	$300	-70.00%
8.6800	$200	-80.00%
17.3600	$100	-90.00%
1736.0000	$1	-99.90%

[1]	Payment at maturity shown in the table does not include the interest amount that will be paid on the Maturity Date (the final Interest Payment Date).
[2]

The return on the principal amount is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note (excluding interest payments) to $1,000.

PPS-4

Hypothetical Examples:

The following payment examples show scenarios for calculations of Interest Amounts on the Valuation Dates and payment at maturity on the Notes. The examples below assume a term of 3 years. The actual term of the Notes will be determined on the Initial Valuation Date. The hypothetical USDBRL Currency Exchange Rates for each of Valuation Date and the hypothetical product of the compounded CDI values on each CDI Reset Date during the related Interest Period have been chosen for the purpose of illustration only and should not be taken as indicative of the future performance CDI or the USDBRL Currency Exchange Rate.

Example 1

The Brazilian real both strengthens and weakens against the U.S. dollar over the term of the Notes, as measured on the quarterly Valuation Dates. From the Initial Valuation Date to the Final Valuation Date, the Brazilian real appreciates relative to the U.S. dollar, with the USDBRL Currency Exchange Rate decreasing from 1.7360 on the Initial Valuation Date to 1.6000 on the Final Valuation Date (reflecting a fewer number of Brazilian real per U.S. dollar).

Valuation Date	USDBRL Currency Exchange Rate on Valuation Date	Compounded Overnight CDI Values	Interest Amount
March 2011	1.7450	2.68%	$17.86
June 2011	1.7490	2.76%	$18.35
September 2011	1.7520	2.47%	$16.40
December 2011	1.7465	2.26%	$15.05
March 2012	1.7390	2.04%	$13.64
June 2012	1.7200	2.44%	$16.50
September 2012	1.7000	2.59%	$17.72
December 2012	1.6980	2.77%	$18.97
March 2013	1.6750	2.83%	$19.65
June 2013	1.6500	2.37%	$16.71
September 2013	1.6120	1.91%	$13.78
December 2013	1.6000	2.31%	$16.79
Sum of interest payments over the term of the Notes:			$201.39

On each Interest Payment Date, the investor will receive an Interest Amount equal to (a) the product of (i) principal amount the Notes, (ii) the USDBRL Currency Exchange Rate on the Initial Valuation Date , (iii) the Participation Rate and (iv) the product of the compounded CDI values on each CDI Reset Date during the related Interest Period divided (b) by the USDBRL Currency Exchange Rate on the related Valuation Date, calculated as follows per $1,000 principal amount Note:

PPS-5

Where,

CDIi = the Brazil Interbank Deposit Rate Annualized;

i = the series of whole numbers from 1 to n, representing each CDI Reset Date in chronological order from the first CDI Reset Date in each Interest Period;

n = the number of Local Business Days in each Interest Period.

For example, on the Interest Payment Date occurring in March 2011, the hypothetical Interest Amount is calculated as follows:

On the Maturity Date, the investor receives an amount in U.S. dollars equal to (a) the principal amount of the Notes multiplied by (b) (i) the USDBRL Currency Exchange Rate on the Initial Valuation Date, divided (ii) by the USDBRL Currency Exchange Rate on the Final Valuation Date, calculated as follows per $1,000 principal amount Note:

In this example, principal and interest payments over the term of the Notes total $1,286.44 ($201.44 + $1,085.00), resulting in a total return on the Notes of 28.64%.

Example 2

The Brazilian real both strengthens and weakens against the U.S. dollar over the term of the Notes, as measured on the quarterly Valuation Dates. From the Initial Valuation Date to the Final Valuation Date, the Brazilian real depreciates relative to the U.S. dollar, with the USDBRL Currency Exchange Rate decreasing from 1.7360 on the Initial Valuation Date to 2.5500 on the Final Valuation Date (reflecting a greater number of Brazilian real per U.S. dollar).

PPS-6

Valuation Date	USDBRL Currency Exchange Rate on Valuation Date	Compounded Overnight CDI Values	Interest Amount
March 2011	1.7250	2.68%	$18.07
June 2011	1.6750	2.47%	$17.15
September 2011	1.7650	2.65%	$17.46
December 2011	1.8250	2.89%	$18.42
March 2012	1.9025	2.59%	$15.83
June 2012	1.8850	2.34%	$14.44
September 2012	1.9650	2.23%	$13.20
December 2012	2.0050	2.45%	$14.21
March 2013	2.2500	2.59%	$13.39
June 2013	2.4300	2.78%	$13.31
September 2013	2.5000	2.47%	$11.49
December 2013	2.5500	2.25%	$10.26
Sum of interest payments over the term of the Notes:			$177.24

On each Interest Payment Date, the investor will receive an Interest Amount equal to (a) the product of (i) principal amount the Notes, (ii) the USDBRL Currency Exchange Rate on the Initial Valuation Date , (iii) the Participation Rate and (iv) the product of the compounded CDI values on each CDI Reset Date during the related Interest Period divided (b) by the USDBRL Currency Exchange Rate on the related Valuation Date, calculated as follows per $1,000 principal amount Note:

Where,

CDIi = the Brazil Interbank Deposit Rate Annualized;

i = the series of whole numbers from 1 to n, representing each CDI Reset Date in chronological order from the first CDI Reset Date in each Interest Period;

n = the number of Local Business Days in each Interest Period.

PPS-7

For example, on the Interest Payment Date occurring in March 2011, the hypothetical Interest Amount is calculated as follows:

On the Maturity Date, the investor receives an amount in U.S. dollars equal to (a) the principal amount of the Notes multiplied by (b) (i) the USDBRL Currency Exchange Rate on the Initial Valuation Date, divided (ii) by the USDBRL Currency Exchange Rate on the Final Valuation Date, calculated as follows per $1,000 principal amount Note:

In this example, principal and interest payments over the term of the Notes total $858.02 ($117.24 + $680.78), resulting in a total return on the Notes of -14.20%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payments on each Interest Payment Date and at maturity, the Valuation Dates, the Maturity Date, and the USDBRL Currency Exchange Rate are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”.

Adjustments to CDI—If for any CDI Reset Date CDI is not published by CETIP on the first Local Business Day following such CDI Reset Date, then CDI for such CDI Reset Date will be determined by reference to the overnight deposit rate published by the Bolsa de Mercadorias & Futuros (“BM&F”) for such CDI Reset Date and reported at http://www.bmf.com.br/bmfbovespa/pages/boletim2/bd_manual/indicadoresFinanceiros2.asp. If for any reason CDI for such CDI Reset Date cannot be determined through the BM&F, then CDI in respect of the relevant CDI Reset Date shall be determined through a CDI Industry Survey conducted by the Calculation Agent;

For the purposes of the foregoing, “CDI Industry Survey” shall be determined in accordance with the following provisions. On the first and second Local Business Day following the CDI Reset Date for which the CDI Industry Survey is being determined, the Calculation Agent will request each of the Reference Dealers to provide a quotation for the CDI in respect of such CDI Reset Date, and such request shall be made twice on each such day as necessary. If at least four quotations are provided in response to a single request, then CDI in respect of such CDI Reset Date will be the arithmetic mean of the quotations without regard to the specified quotations having the lowest or highest values, and no further requests shall be made. If exactly three quotations are provided in response to a single request, then CDI in respect of such CDI Reset Date will be the quotation provided after disregarding the highest and the lowest quotations, and no further requests shall be made. If exactly two quotations are provided in response to a single request, then CDI in respect of such CDI Reset Date will be the arithmetic mean of such quotations, and no further requests shall be made. If only one quotation is provided in response to a single request, then CDI in respect of such CDI Reset Date will be the quotation provided by that Reference Dealer and no further requests shall be made. If no quotations are provided in response to any of the four requests, then CDI in respect of such CDI Reset Date shall be as determined by the Calculation Agent; and “Reference Dealers” means six leading dealers in the CDI market selected by the Calculation Agent.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

PPS-8

In the opinion of Sullivan & Cromwell LLP, our special tax counsel, the Notes should be treated as debt instruments denominated in Brazilian reais that are subject to certain rules applicable to variable rate debt instruments. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct. Except as otherwise noted, the discussion below assumes that the Notes will be treated as such.

General Rules Regarding Interest on Foreign Currency Denominated Debt Instruments. Under the relevant rules governing foreign currency denominated notes, you must include the interest on the Notes in ordinary income in accordance with your regular method of accounting for federal income tax purposes. Accordingly, upon the receipt of interest, cash basis taxpayers should recognize interest income equal to the amount of U.S. dollars received. Accrual basis taxpayers should generally accrue interest on the Notes as described below.

Accrual of Interest. For purposes of accruing interest, all accrued amounts will initially be calculated in Brazilian reais. You may determine the U.S. dollar amount of accrued interest that you recognize in any accrual period by using one of two methods. Under the default method, the U.S. dollar amount of accrued interest is determined based on the average USDBRL exchange rate for the accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year). If you elect (or have previously elected and such election is still in effect) the second method, you would determine the U.S. dollar amount of interest accrued on the basis of the USDBRL spot rate on the last day of the accrual period (or, with respect to an accrual period that spans two taxable years, the USDBRL spot rate on the last day of the part of the period within the taxable year) or, if the last day of an accrual period is within five business days of the receipt of payment in respect of such interest, the USDBRL spot rate on the day of receipt. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

Payment of Interest. Exchange gain or loss is recognized each time interest is paid with respect to interest that was previously accrued to the extent that the exchange rate on the date of payment differs from the exchange rate at which the interest was accrued. Any exchange gain or loss will generally be treated as U.S. source ordinary income or loss.

Sale or Maturity. You will generally recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time (excluding amounts that are attributable to interest, which will be treated as discussed under “—Payment of Interest” above) and your tax basis in the Notes. In general, if you are an initial purchaser of the Notes, your tax basis in your Notes will be the U.S. dollar cost of your Notes. The gain or loss would generally be exchange gain or loss to the extent such gain or loss is attributable to changes in the USDBRL exchange rate over the term of the Notes. Exchange gain or loss will only be recognized to the extent of the total gain or loss you recognize with respect to your Notes. The portion, if any, of your overall gain or loss that exceeds your exchange gain or loss will be capital gain or loss. Such capital gain or loss will generally be long-term capital gain or loss if you have held your Notes for more than one year.

The rules governing the treatment of debt instruments denominated in foreign currencies are complex. Please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement for further information on such debt instruments. You should consult your tax advisor as to the application of these rules to you.

Secondary Purchasers. If you acquire your Notes in the secondary market, special rules applicable to market discount and amortizable bond premium may apply to you. For an explanation of these rules, please see the discussion under “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Market Discount and Premium” and “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Foreign Currency Notes” in the accompanying prospectus supplement. You should consult your tax advisor as to the application of these rules to you.

Treasury Regulations Requiring Disclosure of Reportable Transactions—Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a U.S. holder that recognizes a loss with respect to the Notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) will be required to report the loss on Internal Revenue Service Form 8886 if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Notes.

PPS-9

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in CDI, the USDBRL Currency Exchange Rate, or the Brazilian real. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”; and

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“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks discussed under the headings above, you should consider the following:

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any interest payments or return of principal if the Brazilian real depreciates relative to the U.S. dollar. The interest payments and return on the Notes at maturity are linked to the performance of the Brazilian real relative to the U.S. dollar and will depend on whether, and the extent to which, the Brazilian real strengthens or weakens against the U.S. dollar. Your investment will be fully exposed to any depreciation in the Brazilian real relative to the U.S. dollar.

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Interest Rate Risk—Because CDI is a floating rate, you will be exposed to risks not associated with a conventional fixed-rate debt instrument. These risks include fluctuation of CDI and the possibility that, for any given Interest Period, you may receive a lesser amount of interest than for one or more prior Interest Periods. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, interest rates have been volatile, and volatility also could be characteristic of the future. Interest payable on the Notes, which is linked to both a percentage of CDI and the USDBRL Currency Exchange Rate, may be less than the floating rate payable on a similar Note or other instrument of the same maturity issued by us or an issuer with the same or a comparable credit rating.

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Emerging Markets Risk—An investment linked to bank deposit rates or currencies of emerging markets such as Brazil involves many risks beyond those involved in an investment linked to equity indices or currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Participation Rate Feature Will Limit Returns—Your ability to participate in the performance of CDI will be limited by the “Participation Rate” feature of the Notes. Your participation will be limited to 67.00% of the daily compounded interest amount of CDI. Because you will not participate in 100% of CDI, the Note provides less opportunity for appreciation than an investment in a similar security linked to the full performance of CDI.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

PPS-10

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to CDI and the USDBRL Currency Exchange Rate on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of CDI and the USDBRL Currency Exchange Rate;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events, especially those affecting CDI and the USDBRL Currency Exchange Rate; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of CDI from November 10, 2004 through November 23, 2010. We obtained the information regarding CDI from CETIP. We make no representation or warranty as to the accuracy or completeness of the information obtained from CETIP. The historical performance of CDI below should not be taken as an indication of future performance, and no assurance can be given as to CDI on any CDI Reset Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The following graph sets forth the historical performance of the Brazilian real per U.S. dollar exchange rate from November 10, 2004 through November 23, 2010 (based on the daily, closing spot exchange rates from Bloomberg L.P.).

We obtained the information regarding the Brazilian real per U.S. dollar exchange rate from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance of the Brazilian real per U.S. dollar exchange rate below should not be taken as an indication of future performance, and

PPS-11

no assurance can be given as to the USDBRL Currency Exchange Rate on any Valuation Date, including the Final Valuation Date. We cannot give you assurance that the performance of the USDBRL Currency Exchange Rate will result in any interest payments on your Notes or the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-12